PRINCIPAL AMOUNT

SECURED $145,000,000.00

MORTGAGE, ASSIGNMENT OF LEASES AND RENTS,

AND SECURITY AGREEMENT

THIS MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, AND SECURITY AGREEMENT, dated as of the 27th day of September, 2002 (the "Mortgage"), is executed and delivered by BMC INDUSTRIES, INC., a Minnesota corporation ("BMC"), and CORTLAND COUNTY INDUSTRIAL DEVELOPMENT AGENCY, a public benefit corporation existing under the laws of the State of New York (the "Agency"), (BMC and the Agency hereafter collectively referred to as "Mortgagor"), to DEUTSCHE BANK TRUST COMPANY AMERICAS (formerly known as Bankers Trust Company), not individually, but solely in its capacity as Administrative Agent under the Credit Agreement (as defined below) (the "Mortgagee").

Recitals

 WHEREAS, BMC is the holder of the fee simple title to the Premises (defined below);

WHEREAS, the Agency is the holder of leasehold estates in the Premises pursuant to that certain Lease to Agency dated as of February 1, 1999, together with all options to renew, extend or purchase (including rights of first refusal) now or hereafter contained therein (the "Underlying Lease") by and between BMC, as landlord, and the Agency, as tenant, which Underlying Lease has been memorialized of record by that certain Memorandum of Underlying Lease by and between BMC and the Agency dated as of February 1, 1999 and recorded on February 25, 1999 as Instrument No. 1999-1008, and that certain Lease to Agency dated as of July 1, 1996, together with all options to renew, extend or purchase (including rights of first refusal) now or hereafter contained therein (the "1996 Lease") by and between BMC, as landlord, and the Agency, as tenant, which 1996 Lease, as further evidenced by that certain Memorandum of Underlying Lease by and between BMC and the Agency dated as of July 1, 1996 (unrecorded);

WHEREAS, BMC, Mortgagee, NBD Bank, as Documentation Agent, and certain other lenders have entered into that certain Credit Agreement dated as of May 15, 1998 (the "Original Credit Agreement"), as the same was amended and restated as of June 25, 1998, and as the same was previously amended prior to that date hereof (the "First Amended and Restated Credit Agreement");

WHEREAS, BMC, Mortgagee, Documentation Agent and the financial institutions parties thereto have entered into that certain Second Amendment and Restatement Agreement dated as of October 12, 2001 (the "Second Amendment and Restatement Agreement"), amending and restating the First Amended and Restated Credit Agreement;

WHEREAS, pursuant to that certain Third Amended and Restated Credit Agreement, dated as of the date hereof, the First Amended and Restated Credit Agreement (as previously amended by the Second Amendment and Restatement Agreement) was further amended (as used herein, the term "Credit Agreement" means the First Amended and Restated Credit Agreement, as in effect on the date hereof and as amended by that certain Second Amendment and Restatement Agreement described above and as amended by that certain Third Amended and Restated Credit Agreement described above, as the same may be amended, modified, extended, renewed, replaced, restated or supplemented from time to time, and including any agreement extending the maturity of or restructing of all or any portion of the Indebtedness (as hereinafter defined) under such agreement or any successor agreements), and the financial institutions party thereto have severally agreed to make certain extensions of credit to or for the benefit of BMC upon the terms and conditions set forth therein;

WHEREAS, pursuant to the terms of the Credit Agreement, the obligations of BMC under the Credit Agreement and the other Loan Documents (as hereinafter defined) shall be secured by, among other things, a lien upon and perfected security interest in all estate, right, title and interest of the Mortgagor in and to the Mortgaged Property (as hereinafter defined) pursuant to the terms hereof;

WHEREAS, terms used but not defined in this Mortgage have the meanings given to them in the Credit Agreement;

NOW, THEREFORE, to secure (a) payment of the Notes, with interest thereon, (b) performance of BMC's obligations under the Loan Documents insofar as they relate to the Notes or guarantee repayment of the Notes, (c) payment by BMC to Mortgagee of all sums expended or advanced by Mortgagee pursuant to any covenant, term, or provision of this Mortgage, and (d) performance of each covenant, term and provision by BMC to be performed pursuant to this Mortgage (clauses (a)-(d) hereafter collectively referred to as the "Indebtedness"), and provided that the maximum principal indebtedness secured hereby shall never exceed $145,000,000, Mortgagor hereby mortgages, grants, conveys, warrants, pledges, assigns, and hypothecates unto Mortgagee, its successors and assigns, WITH THE POWER OF SALE, the real property described in Exhibit A attached hereto including, but not limited to, Mortgagor's interests in the Premises, (the "Premises"), and all of the buildings, structures, fixtures, additions, enlargements, extensions, modifications, repairs, replacements, and improvements now or hereafter located thereon (the "Improvements");

TOGETHER WITH all right, title, interest, and estate of Mortgagor now owned, or hereafter acquired, in and to the following property, rights, interests and estates (the Premises, the Improvements, and such property, rights, interests, and estates hereinafter described are collectively referred to as the "Mortgaged Property"):

GRANTING CLAUSE ONE

All easements, rights-of-way, strips and gores of land, streets, ways, alleys, passages, sewer rights, water, water courses, water rights and powers, air rights and development rights, all rights to oil, gas, minerals, coal and other substances of any kind or character, and all estates, rights, titles, interests, privileges, liberties, tenements, hereditaments and appurtenances of any nature whatsoever, in any way belonging, relating or pertaining to the Premises and the Improvements and the reversion and reversions, remainder and remainders, and all land lying in the bed of any street, road, highway, alley or avenue, opened, vacated or proposed, in front of or adjoining the Premises, to the center line thereof and all the estates, rights, titles, interests, dower and rights of dower, curtsey and rights of curtsey, property, possession, claim and demand whatsoever, both at law and in equity, of Mortgagor of, in and to the Premises and the Improvements and every part and parcel thereof, with the appurtenances thereto;

GRANTING CLAUSE TWO

All machinery, furniture, furnishings, equipment, computer software and hardware, fixtures (including, without limitation, all heating, air conditioning, plumbing, lighting, communications and elevator fixtures) and other property of every kind and nature, whether tangible or intangible, whatsoever owned by Mortgagor, or in which Mortgagor has or shall have an interest, now or hereafter located upon the Premises and the Improvements, or appurtenant thereto, and usable in connection with the present or future operation and occupancy of the Premises and the Improvements and all building equipment, materials and supplies of any nature whatsoever owned by Mortgagor, or in which Mortgagor has or shall have an interest, now or hereafter located upon the Premises and the Improvements, or appurtenant thereto, or usable in connection with the present or future operation, enjoyment and occupancy of the Premises and the Improvements (hereinafter collectively referred to as the "Equipment"), including any leases of any of the foregoing, any deposits existing at any time in connection with any of the foregoing, and the proceeds of any sale or transfer of the foregoing, and the right, title and interest of Mortgagor in and to any of the Equipment that may be subject to any "security interests" as defined in New York's Uniform Commercial Code (the "Uniform Commercial Code"), superior in lien to the lien of this Mortgage;

GRANTING CLAUSE THREE

Awards or payments, including interest thereon, that may heretofore and hereafter be made with respect to the Premises and the Improvements, whether from the exercise of the right of eminent domain or condemnation (including, without limitation, any transfer made in lieu of or in anticipation of the exercise of said rights), or for a change of grade, or for any other injury to or decrease in the value of the Premises and Improvements;

GRANTING CLAUSE FOUR

All leases and other agreements or arrangements heretofore or hereafter entered into affecting the use, enjoyment or occupancy of, or the conduct of any activity upon or in, the Premises and the Improvements, including any extensions, renewals, modifications or amendments thereof, but excluding the exercise by the Agency of the Agency's Reserved Rights (as hereinafter defined), (the "Leases") and all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Mortgagor or its agents or employees from any and all sources arising from or attributable to the Premises and the Improvements, excluding, however, any moneys payable to the Agency pursuant to the Agency's Reserved Rights (the "Rents"), together with all proceeds from the sale or other disposition of the Leases and the right to receive and apply the Rents to the payment of the Obligations;

GRANTING CLAUSE FIVE

All proceeds of and any unearned premiums on any insurance policies covering the Mortgaged Property, including, without limitation, the right to receive and apply the proceeds of any insurance, judgments, or settlements made in lieu thereof, for damage to the Mortgaged Property;

GRANTING CLAUSE SIX

The right, in the name and on behalf of Mortgagor, to appear in and defend any action or proceeding brought with respect to the Mortgaged Property and to commence any action or proceeding to protect the interest of Mortgagee in the Mortgaged Property;

GRANTING CLAUSE SEVEN

All proceeds, products, offspring, rents and profits from any of the foregoing, including, without limitation, those from sale, exchange, transfer, collection, loss, damage, disposition, substitution or replacement of any of the foregoing.

TO HAVE AND TO HOLD the above granted and described Mortgaged Property, WITH THE POWER OF SALE, unto and to the use and benefit of Mortgagee, forever;

PROVIDED, HOWEVER, these presents are upon the express condition that, if BMC shall well and truly pay to Mortgagee the Indebtedness at the time and in the manner provided in the Notes and this Mortgage and shall well and truly abide by and comply with each and every covenant and condition set forth herein, in the Notes and in the other Loan Documents in a timely manner, these presents and the estate hereby granted shall cease, terminate and be void upon the full payment of the Indebtedness.

This Mortgage secures the payment of the Indebtedness in a principal amount not to exceed $145,000,000 (the "Secured Principal Amount"), together with interest and amounts that Mortgagee expends under this Mortgage in connection with (i) any taxes, charges or assessments that may be imposed by law upon the Mortgaged Property, (ii) premiums on insurance policies covering the Mortgaged Property, and (iii) expenses incurred in upholding the lien of this Mortgage, including the expenses of any litigation to prosecute or defend the rights and lien created by this Mortgage, all of the foregoing Indebtedness and obligations, collectively, the "Secured Indebtedness." Notwithstanding any provision in this Mortgage to the contrary, (a) until the Indebtedness is paid in full, this Mortgage secures the entire Indebtedness provided that the maximum principal Indebtedness secured hereby shall never exceed the Secured Principal Amount; (b) this Mortgage shall secure only the Indebtedness, taxes, charges, assessments, premiums, and expenses included within the foregoing definition of "Secured Indebtedness"; and (c) the Secured Principal Amount shall be reduced only by the last and final sums that Mortgagor repays, or is paid on its behalf, with respect to the principal of the Indebtedness and shall not be reduced by any intervening principal payments of the Indebtedness; such intervening principal payments shall instead be deemed to reduce only such portions of the Indebtedness first, as are unsecured, second, as are secured by other collateral other than real property located in New York State owned by BMC, third, as are secured by a subordinated lien on real property located in New York State owned by BMC, including the Mortgaged Property, which subordinated lien is subordinated to a first lien held on such real property by the Mortgagee.

Mortgagor represents and warrants to and covenants and agrees with Mortgagee as follows:

PART I

GENERAL PROVISIONS

1.         Payment of Indebtedness and Incorporation of Covenants, Conditions and Agreements.  BMC shall pay the Indebtedness at the time and in the manner provided in the Notes and in the other Loan Documents.  All the covenants, conditions and agreements contained in the Notes and any of the Loan Documents are hereby made a part of this Mortgage to the same extent and with the same force as if fully set forth herein.

2.         Warranty of Title.  BMC warrants that Mortgagor has good, marketable and insurable title to the Mortgaged Property and has the full power, authority and right to execute, deliver and perform its obligations under this Mortgage and to deed, encumber, mortgage, give, grant, bargain, sell, alienate, convey, confirm, pledge, assign and hypothecate the same and that Mortgagor possesses an unencumbered fee estate in the Premises and the Improvements and that it owns the Mortgaged Property free and clear of all liens, encumbrances and charges whatsoever except for certain utility easements which do not affect in any way Mortgagor's use of the Mortgaged Property and except as listed in Schedule B of the Cortland Mortgage Policy (the "Permitted Exceptions") and that this Mortgage is and will remain a valid and enforceable first lien on and security interest in the Mortgaged Property, subject only to said Permitted Exceptions.  BMC shall forever warrant, defend and preserve such title and the validity and priority of the lien of this Mortgage and shall forever warrant and defend the same to Mortgagee against the claims of all persons whomsoever.

3.         Insurance; Casualty.

BMC, at its sole cost and expense, will maintain insurance coverage with respect to the Mortgaged Property of the types and in the amounts required by the Credit Agreement.  If the Mortgaged Property shall be damaged or destroyed in whole or in part by casualty, BMC shall give prompt written notice to Mortgagee generally describing the nature and extent of such casualty, and all insurance proceeds to which Mortgagor may be entitled as a result of such casualty shall be distributed and applied in accordance with the Credit Agreement.

4.         Representations.  BMC hereby represents and warrants to Mortgagee as follows:

(a)       This Mortgage is in all respects a valid and legally binding obligation of BMC, enforceable in accordance with its terms.

(b)       The execution and delivery of this Mortgage and the performance and observance by BMC of its obligations hereunder will not contravene or result in a breach of (i) BMC's certificate of incorporation or by-laws, (ii) any governmental requirements, (iii) any decree or judgement binding on Mortgagor, or (iv) any agreement or instrument binding on Mortgagor or any of its properties, nor will the same result in the creation of any lien or security interest under any such agreement or instrument.

(c)       All utility services necessary and sufficient for the construction, development and operation of the Mortgaged Property for its intended purposes are presently available to the Premises through dedicated public rights of way or through perpetual private easements, approved by Mortgagee, with respect to which the Mortgage creates a valid, binding and enforceable lien, including, but not limited to, water supply, storm and sanitary sewer, gas, electric and telephone facilities, and drainage.

(d)       Neither the Mortgaged Property nor any portion thereof is now damaged or injured as result of any fire, explosion, accident, flood or other casualty or has been the subject of any taking, and, to the knowledge of BMC, no taking is pending or contemplated.

(e)       All federal, state and other tax returns of BMC with respect to the Mortgaged Property required by law to be filed have been filed; all federal, state and other taxes, assessments and other governmental charges upon BMC with respect to the Mortgaged Property which are due and payable have been paid; and BMC has set aside on its books provisions reasonably adequate for the payment of all such taxes for periods subsequent to the periods for which such returns have been filed.

(f)       BMC has made no contract or arrangement of any kind or type whatsoever (whether oral or written, formal or informal), the performance of which by the other party thereto could give rise to a lien or encumbrance on the Mortgaged Property, except for contracts (all of which have been disclosed in writing to Mortgagee) made by Mortgagor with parties who have executed and delivered lien waivers to BMC, and which, in the opinion of Mortgagee's counsel, will not create rights in existing or future lien claimants which may be superior to the lien of the Mortgage.

(g)       The rights of way for all roads necessary for the full utilization of the Improvements for their intended purposes have either been acquired by the Mortgagor, the appropriate governmental authority or have been dedicated to public use and accepted by such governmental authority, and all such roads shall have been completed, or all necessary steps shall have been taken by BMC and such governmental authority to assure the complete construction and installation thereof prior to the date upon which access to the Mortgaged Property via such roads will be necessary.  All curb cuts, driveway permits and traffic signals necessary for access to the Mortgaged Property after completion of the Improvements are existing or have been fully approved by the appropriate governmental authority.

(h)       No Event of Default (hereinbelow defined) exists and no event which but for the passage of time, the giving of notice or both would constitute an Event of Default has occurred.

(i)       The Permitted Exceptions do not and will not materially and adversely affect (1) the ability of BMC to pay in full the principal and interest on the Notes in a timely manner or (2) the use of the Mortgaged Property for the use currently being made thereof, the operation of the Mortgaged Property as currently being operated or the value of the Mortgaged Property.

(j)       Upon the execution by Mortgagor and the recording of this Mortgage, and upon the execution and filing of UCC-1 financing statements or amendments thereto, Mortgagee will have a valid first lien on the Mortgaged Property and a valid security interest in the Equipment subject to no liens, charges or encumbrances other than the Permitted Exceptions.

(k)       BMC (1) has not executed the Notes, this Mortgage, or any other Loan Document with the actual intent to hinder, delay, or defraud any creditor and (2) has received reasonably equivalent value in exchange for its obligations under the Notes, this Mortgage, and the other Loan Documents.  The fair saleable value of Mortgagor's assets exceed and will, immediately following the execution and delivery of this Mortgage, exceed Mortgagor's total liabilities, including, without limitation, subordinated, unliquidated, disputed or contingent liabilities.  The fair saleable value of Mortgagor's assets is and will, immediately following the execution and delivery of this Mortgage, be greater than Mortgagor's probable liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured.  Mortgagor's assets do not and, immediately following the execution and delivery of this Mortgage will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.  Mortgagor shall not incur debts and liabilities (including, without limitation, contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Mortgagor).

(l)         Mortgagor has full power, authority and right to execute, deliver and perform its obligations pursuant to this Mortgage, and to deed, mortgage, give, grant, bargain, sell, alien, convey, confirm, warrant, pledge, hypothecate and assign the Mortgaged Property pursuant to the terms hereof and to keep and observe all of the terms of this Mortgage on Mortgagor's part to be performed.

(m)      BMC is not a "foreign person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended and the related Treasury Department regulations, including temporary regulations.

5.         Appointment of Receiver. In any action to foreclose this Mortgage, Mortgagee shall be entitled, without notice and as a matter of right and without regard to the adequacy of any security of the indebtedness or the solvency of Mortgagor, upon application to any court having jurisdiction, to the appointment of a receiver of the rents, income and profits of the Mortgaged Property.  If an Event of Default occurs under this Mortgage, BMC, upon demand of Mortgagee, shall surrender the possession of, and it shall be lawful for Mortgagee, by such officer or agent as it may appoint, to take possession of, all or any part of the Mortgaged Property together with the books, papers, and accounts of BMC pertaining thereto, and to hold, operate and manage the same, and from time to time to make all needed repairs and improvements as Mortgagee shall deem wise; and, if Mortgagee deems it necessary or desirable, to complete construction and equipping of any Improvements and in the course of such construction or equipping to make such changes to the same as it may deem desirable; and Mortgagee may sell the Mortgaged Property or any part thereof, or institute proceedings for the complete or partial foreclosure of the lien of this Mortgage on the Mortgaged Property, or lease the Premises or any part thereof in the name and for the account of Mortgagor or Mortgagee and collect, receive and sequester the rents, revenues, earnings, income, products and profits therefrom, and out of the same and any other monies received hereunder pay or provide for the payment of, all proper costs and expenses of taking, holding, leasing, selling and managing the same, including reasonable compensation to Mortgagee, its agents and counsel, and any charges of Mortgagee hereunder, and any taxes and other charges prior to the lien of this Mortgage which Mortgagee may deem it wise to pay.  The Receiver shall also be authorized to collect from BMC, and BMC agrees to pay, the fair rental value of BMC's use and occupancy of the Mortgaged Property.

6.         Payment of Real Estate Taxes.  BMC shall pay all taxes, assessments, sewer rents or water rates or sums due under any payment in lieu of tax agreement ("Pilot Agreement") and in default thereof, Mortgagee may pay the same.  In the event that Mortgagee shall pay any such tax, assessment, sewer rent, water rate or sums due under any Pilot Agreement, Mortgagee shall have the right, among other rights, to declare the amount so paid with interest thereon immediately due and payable, and upon default of BMC in paying any such amount with interest thereon, Mortgagee shall have the right, subject to the limitations contained in the definition of Secured Indebtedness hereinabove set forth, to foreclose for such amount as well as any amounts due under the Notes.

In the event that BMC should fail to pay any sum BMC has agreed to pay pursuant to this covenant for a period in excess of forty-five (45) days after the same is due and payable, in addition to any other remedies available to Mortgagee hereunder, Mortgagee may, at its option, require that BMC deposit with Mortgagee, monthly, one-twelfth (1/12th) of the annual charges for taxes and any other sums BMC is obligated to pay pursuant to this covenant and BMC shall make such deposits with Mortgagee.  BMC shall simultaneously therewith deposit with Mortgagee a sum of money which together with the monthly installments aforementioned will be sufficient to make payment of all sums required to be paid hereunder at least thirty (30) days prior to the due date of such payments, it being understood that Mortgagee shall calculate the amount of such deposits and notify BMC of the sum due.  Should an Event of Default (hereinbelow defined) occur, the funds deposited with Mortgagee pursuant to this provision may be applied in payment of the charges for which said funds shall have been deposited or to the payment of any other sums secured by this Mortgage as Mortgagee sees fit.

7.         Payment of Mortgage Taxes.  BMC shall pay immediately all taxes, if any, imposed pursuant to Article 11 of the New York Tax Law or any other statute, order or regulation, whether said tax is imposed at the time of recording or subsequent thereto.  This obligation shall survive the satisfaction or other termination of this Mortgage.

8.        Sale in One Parcel.  In the event of a foreclosure of this Mortgage or any mortgage at any time consolidated with this Mortgage, Mortgagor agrees that Mortgagee shall be entitled to a judgment directing the referee appointed in the foreclosure proceeding to sell all of the parcels constituting the Mortgaged Property at one foreclosure sale, either as a group or separately and that the Mortgagor expressly waives any right that it may now have or hereafter acquire to (i) request or require that the parcels be sold separately or (ii) request, if Mortgagee has elected to sell parcels separately, that there be a determination of any deficiency amount after any such separate sale or otherwise require a calculation of whether said parcel or parcels separately sold were conveyed for their "fair market value".

 9.         Condemnation.   If any proceeding in eminent domain is commenced with respect to the Mortgage property, or any portion thereof, BMC shall give prompt written notice thereof  to Mortgagee and all condemnation awards to which Mortgagor may be entitled as a result of such condemnation or eminent domain proceeding shall be distributed and applied in accordance with the Credit Agreement.

10.         Maintenance and Use of Mortgaged Property.  BMC shall cause the Mortgaged Property to be maintained in a good and safe condition and repair.  The Improvements and the Equipment shall not be removed, demolished or materially altered (except for normal replacement of the Equipment in the ordinary course of business) without the consent of Mortgagee.  BMC shall promptly comply with all laws, orders and ordinances affecting the Mortgaged Property, or its use of the Mortgaged Property.  BMC shall not initiate, join in, acquiesce in, or consent to any change in any private restrictive covenant, zoning law or other public or private restriction, limiting or defining the uses which may be made of the Mortgaged Property or any part thereof.  If under applicable zoning provisions the use of all or any portion of the Mortgaged Property is or shall become a nonconforming use, BMC will not cause or permit such nonconforming use to be discontinued or abandoned without the express written consent of  Mortgagee.  BMC shall not (i) change the use of the Mortgaged Property, (ii) permit or suffer to occur any waste on or to the Mortgaged Property or to any portion thereof or (iii) take any steps whatsoever to convert the Mortgaged Property, or any portion thereof, to a condominium or cooperative form of management.  BMC will not install or permit to be installed on the Premises any underground storage tank.

11.         Transfer or Encumbrance of the Mortgaged Property.

(a)         Mortgagor shall not, without the prior written consent of Mortgagee, sell, convey, alienate, mortgage, encumber, pledge or otherwise transfer the Mortgaged Property or any part thereof, or permit the Mortgaged Property or any part thereof to be sold, conveyed, alienated, mortgaged, encumbered, pledged or otherwise transferred, provided, however, that the Agency may convey the Mortgaged Property to BMC, subject to this Mortgage and, upon providing Mortgagee with the prior written notice of same, in accordance with the Lease Agreement dated as of July 1, 1996 between BMC and the Agency (the "Agency Lease Agreement") without the Mortgagee's prior written consent.

(b)       A sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer within the meaning of this Paragraph 11 shall be deemed to include, without limitation,(i) an installment sales agreement wherein Mortgagor agrees to sell the Mortgaged Property or any part thereof for a price to be paid in installments; (ii) an agreement by Mortgagor leasing all or a substantial part of the Mortgaged Property; and (iii) a sale, assignment or other transfer of, or the grant of a security interest in, Mortgagor's right, title and interest in and to any leases or any rents.

(c)         Mortgagee shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Indebtedness immediately due and payable upon Mortgagor's sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Mortgaged Property without Mortgagee's consent.  This provision shall apply to every sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Mortgaged Property regardless of whether voluntary or not, or whether or not Mortgagee has consented to any previous sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Mortgaged Property.

(d)         Mortgagee's consent to one sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Mortgaged Property shall not be deemed to be a waiver of Mortgagee's right to require such consent to any future occurrence of same.  Any sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Mortgaged Property made in contravention of this paragraph shall be null and void and of no force and effect.

(e)         Mortgagee may withhold its consent in its sole discretion.

12.       Books and Records.  BMC shall keep and maintain at all times at BMC's address stated in this Mortgage, or such other place as Mortgagee may approve in writing, complete and accurate books of accounts and records adequate to reflect correctly the results of the operation of the Mortgaged Property and copies of all written contracts, leases and other instruments which affect the Mortgaged Property.  Such books, records, contracts, leases and other instruments shall be subject to examination and inspection at any reasonable time by Mortgagee, at Mortgagee's expense upon five (5) days prior notice, at BMC's office.

13.         Estoppel Certificates and No Default Affidavits.  After request by Mortgagee, BMC shall within ten (10) days furnish Mortgagee with a statement, duly acknowledged and certified, setting forth (i) the amount of the original principal amount of the Notes, (ii) the unpaid principal amount of the Notes, (iii) the rate of interest of the Notes, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Indebtedness, if any, (vi) that the Notes, this Mortgage and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification; and (vii) reaffirming all representations and warranties of Mortgagor set forth herein and in the other Loan Documents as of the date requested by Mortgagee or, to the extent of any changes to any such representations and warranties, so stating such changes.

14.       Usury.  It is expressly stipulated and agreed to be the intent of BMC and Mortgagee at all times to comply with applicable state usury law or applicable United States federal usury law (to the extent that it permits Mortgagee to contract for, charge, take, reserve, or receive a greater amount of interest than under state law).  If the applicable law (state or federal) is ever judicially interpreted so as to render usurious any amount called for under the Notes or under any of the other Loan Documents, or contracted for, charged, taken, reserved, or received with respect to the Indebtedness, or if Mortgagee's exercise of the option to accelerate the maturity of the Notes, or if any prepayment by BMC results in BMC having paid any interest in excess of that permitted by applicable law, then it is BMC's and Mortgagee's express intent that all excess amounts theretofore collected shall be credited on the principal balance of the Notes and all other Indebtedness (or, if the Notes and all other Indebtedness have been or would thereby be paid in full, refunded to BMC), and the provisions of the Notes and the other Loan Documents immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder.

15.         Performance of Other Agreements.  BMC shall observe and perform each and every term to be observed or performed by Mortgagor pursuant to the terms of any agreement or recorded instrument affecting or pertaining to the Mortgaged Property.

16.       Further Acts, Etc.  Mortgagor will, at the cost of BMC, and without expense to Mortgagee, do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, mortgages, assignments, notices of assignment, Uniform Commercial Code financing statements or continuation statements, transfers and assurances as Mortgagee shall, from time to time, require, for the better assuring, conveying, assigning, transferring, and confirming unto Mortgagee the property and rights hereby deeded, mortgaged, given, granted, bargained, sold, alienated, conveyed, confirmed, pledged, assigned and hypothecated or intended now or hereafter so to be, or which Mortgagor may be or may hereafter become bound to convey or assign to Mortgagee, or for carrying out the intention or facilitating the performance of the terms of this Mortgage or for filing, registering or recording this Mortgage.  Mortgagor, on demand, will execute and deliver and hereby authorizes Mortgagee to execute in the name of Mortgagor or without the signature of Mortgagor to the extent Mortgagee may lawfully do so, one or more financing statements, chattel mortgages or other instruments, to evidence more effectively the security interest of Mortgagee in the Mortgaged Property.  Upon foreclosure, the appointment of a receiver or any other relevant action, Mortgagor will, at the cost of BMC and without expense to Mortgagee, cooperate fully and completely to effect the assignment or transfer of any license, permit, agreement or any other right necessary or useful to the operation of or the Mortgaged Property.  Mortgagor grants to Mortgagee an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Mortgagee at law and in equity, including, without limitation, such rights and remedies available to Mortgagee pursuant to this paragraph.

17.         Recording of Mortgage, Etc.  BMC forthwith upon the execution and delivery of this Mortgage and thereafter, from time to time, will cause this Mortgage, and any security instrument creating a lien or security interest or evidencing the lien hereof upon the Mortgaged Property and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect the lien or security interest hereof upon, and the interest of Mortgagee in, the Mortgaged Property.  BMC will pay all filing, registration or recording fees, and all expenses incident to the preparation, execution and acknowledgment of this Mortgage, any mortgage supplemental hereto, any security instrument with respect to the Mortgaged Property and any instrument of further assurance, and all federal, state, county and municipal, taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of this Mortgage, any mortgage supplemental hereto, any security instrument with respect to the Mortgaged Property or any instrument of further assurance, except where prohibited by law so to do.  BMC shall hold harmless and indemnify Mortgagee, its successors and assigns, against any liability incurred by reason of the imposition of any tax on the making and recording of this Mortgage.

18.         Reporting Requirements.  BMC agrees to give prompt notice to Mortgagee of the insolvency or bankruptcy filing of BMC or the insolvency or bankruptcy filing of any guarantor of the Indebtedness.

19.       Events of Default.  The Indebtedness under the Notes shall become immediately due and payable at the option of Mortgagee upon the happening of any one or more of the following events of default (each an "Event of Default"):

(a)       an Event of Default shall have occurred under any of the Notes or under any Loan Document, including, if applicable the expiration of any grace period provided thereon;

(b)       failure of Mortgagor to perform or observe any covenant, agreement, representation, warranty or other provision contained in this Mortgage;

(c)       if any representation or warranty of BMC made herein or in any certificate, report, or other instrument or document furnished to BMC hereunder shall have been false or misleading in any material respect when made;

(d)       if BMC shall be in default under any other mortgage or security agreement covering any part of the Mortgaged Property whether it be superior or junior in lien to this Mortgage;

(e)       if the Mortgaged Property becomes subject to any mechanic's, materialman's or other lien and such lien is not removed of record within thirty (30) days of the filing or recording of such lien (except a lien for local real estate taxes and assessments not then due and payable); or

(f)       if BMC ceases to continuously use the Mortgaged Property or any material portion thereof for any reason whatsoever (other than temporary cessation in connection with any repair or renovation thereof undertaken with the consent of Mortgagee).

20.       Right To Cure Defaults.  Upon the occurrence of any Event of Default or if BMC fails to make any payment (including, without limitation, any required payments for taxes, insurance or to discharge any liens with respect to the Property) or to do any act as herein provided, Mortgagee may, but without any obligation to do so and without notice to or demand on BMC and without releasing BMC from any obligation hereunder, make or do the same in such manner and to such extent as Mortgagee may deem necessary to protect the security hereof.  Mortgagee is authorized to enter upon the Mortgaged Property for such purposes or appear in, defend, or bring any action or proceeding to protect its interest in the Mortgaged Property or to foreclose this Mortgage, and the cost and expense thereof (including reasonable attorneys' fees and disbursements to the extent permitted by law), with interest at the highest rate provided in the Notes for the period after notice from Mortgagee that such cost or expense was incurred to the date of payment, shall constitute a portion of the Indebtedness, subject to the limitations contained in the definition of Secured Indebtedness hereinabove set forth, shall be secured by this Mortgage and shall be due and payable upon demand.

21.         Additional Remedies.

(a)       Upon the occurrence of any Event of Default, Mortgagee may take such action, without notice or demand, as it deems advisable to protect and enforce its rights against Mortgagor and in and to the Mortgaged Property by Mortgagee itself or otherwise, and Mortgagee may take the following additional actions, each of which may be pursued concurrently or otherwise, at such time and in such order as they may determine, in their sole discretion, without impairing or otherwise affecting their other rights and remedies:

(i)       declare the entire Indebtedness to be immediately due and payable;

(ii)       institute a proceeding or proceedings, judicial or nonjudicial, by advertisement or otherwise, for the complete foreclosure of this Mortgage in which case the Mortgaged Property or any interest therein may be sold for cash or upon credit in one or more parcels or in several interests or portions and in any order or manner, reserving Mortgagee's right to seek a deficiency judgment against BMC;

(iii)       with or without entry, to the extent permitted and pursuant to the procedures provided by applicable law, institute proceedings for the partial foreclosure of this Mortgage for the portion of the Indebtedness then due and payable, subject to the continuing lien of this Mortgage for the balance of the Indebtedness not then due;

(iv)      sell for cash or upon credit the Mortgaged Property or any part thereof and all estate, claim, demand, right, title and interest of Mortgagor therein and rights of redemption thereof, pursuant to the power of sale contained herein or otherwise, at one or more sales, as an entirety or in parcels, at such time and place, upon such terms and after such notice thereof as may be required or permitted by law;

(v)       institute an action, suit or proceeding in equity for the specific performance of any covenant, condition or agreement contained herein, or in any of the other Loan Documents;

(vi)      recover judgment on the Notes either before, during or after any proceedings for the enforcement of this Mortgage;

(vii)      apply for the appointment of a trustee, receiver, liquidator or conservator of the Mortgaged Property, without notice and without regard for the adequacy of the security for the Obligations and without regard for the solvency of BMC, any Guarantor or of any person, firm or other entity liable for the payment of the Obligations;

(viii)     sell all or any portion of the Mortgaged Property pursuant to Article 14 of New York's Real Property Actions and Proceedings Law; and

(ix)      pursue such other rights and remedies as may be available at law or in equity or under the Uniform Commercial Code including without limitation the right to receive Rents and any other receivables or rights to payments of BMC relating to the Mortgaged Property.

In the event of a sale, by foreclosure or otherwise, of less than all of the Mortgaged Property, this Mortgage shall continue as a lien on the remaining portion of the Mortgaged Property.

(b)       The proceeds of any sale made under or by virtue of this paragraph, together with any other sums which then may be held by Mortgagee under this Mortgage, whether under the provisions of this paragraph or otherwise, shall be applied by Mortgagee to the payment of the Indebtedness in the manner set forth in  the Credit Agreement.

(c)         Mortgagee may adjourn from time to time any sale by it to be made under or by virtue of this Mortgage by announcement at the time and place appointed for such sale or for such adjourned sale or sales; and, except as otherwise provided by any applicable provision of law, Mortgagee, without further notice or publication, may make such sale at the time and place to which the same shall be so adjourned.

(d)       Upon the completion of any sale or sales pursuant hereto, Mortgagee, or an officer of any court empowered to do so, shall execute and deliver to the accepted purchaser or purchasers a good and sufficient instrument, or good and sufficient instruments, conveying, assigning and transferring all estate, right, title and interest in and to the property and rights sold.  Mortgagee is hereby irrevocably appointed the true and lawful attorney of Mortgagor, in its name and stead, to make all necessary conveyances, assignments, transfers and deliveries of the Mortgaged Property and rights so sold and for that purpose Mortgagee may execute all necessary instruments of conveyance, assignment and transfer, and may substitute one or more persons with like power, Mortgagor hereby ratifying and confirming all that its said attorney or such substitute or substitutes shall lawfully do by virtue hereof.  Any sale or sales made under or by virtue of this paragraph, whether made under the power of sale herein granted or under or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, shall operate to divest all the estate, right, title, interest, claim and demand whatsoever, whether at law or in equity, of Mortgagor in and to the properties and rights so sold, and shall be a perpetual bar both at law and in equity against Mortgagor and against any and all persons claiming or who may claim the same, or any part thereof from, through or under Mortgagor.

(e)       Upon any sale made under or by virtue of this paragraph, whether made under the power of sale herein granted or under or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, Mortgagee may bid for and acquire the Mortgaged Property or any part thereof and in lieu of paying cash therefor may make settlement for the purchase price by crediting upon the Indebtedness the net sales price after deducting therefrom the expenses of the sale and costs of the action and any other sums which Mortgagee is authorized to deduct under this Mortgage.

(f)       No recovery of any judgment by Mortgagee and no levy of an execution under any judgment upon the Mortgaged Property or upon any other property of BMC shall affect in any manner or to any extent the lien of this Mortgage upon the Mortgaged Property or any part thereof, or any liens, rights, powers or remedies of Mortgagee hereunder, but such liens, rights, powers and remedies of Mortgagee shall continue unimpaired as before.

(g)         Mortgagee may terminate or rescind any proceeding or other action brought in connection with its exercise of the remedies provided in this paragraph at any time before the conclusion thereof, as determined in Mortgagee's sole discretion and without prejudice to Mortgagee.

(h)         Mortgagee may resort to any remedies and the security given by the Notes, this Mortgage or the other Loan Documents in whole or in part, and in such portions and in such order as determined by their sole discretion.  No such action shall in any way be considered a waiver of any rights, benefits or remedies evidenced or provided by the Notes, this Mortgage or any of the other Loan Documents.  The failure to exercise any right, remedy or option provided in the Notes, this Mortgage or any of the other Loan Documents shall not be deemed a waiver of such right, remedy or option or of any covenant or obligation secured by the Notes, this Mortgage or the other Loan Documents.  No acceptance by Lenders of any payment after the occurrence of any Event of Default and no payment by Mortgagee of any obligation for which BMC is liable hereunder shall be deemed to waive or cure any Event of Default with respect to BMC, or BMC's liability to pay such obligation.  No sale of all or any portion of the Mortgaged Property, no forbearance on the part of Mortgagee, and no extension of time for the payment of the whole or any portion of the Indebtedness or any other indulgence given by Mortgagee to BMC, shall operate to release or in any manner affect the interest of Mortgagee in the remaining Mortgaged Property or the liability of BMC to pay the Indebtedness.  No waiver by Mortgagee shall be effective unless it is in writing and then only to the extent specifically stated.  All costs and expenses of Mortgagee in exercising the rights and remedies under this Paragraph 21 (including reasonable attorneys' fees and disbursements to the extent permitted by law), shall be paid by BMC immediately upon notice from Mortgagee, with interest at the highest rate provided in any of the Notes for the period after notice from Mortgagee and, subject to the limitations contained in the definition of Secured Indebtedness hereinabove set forth, such costs and expenses shall constitute a portion of the Indebtedness and shall be secured by this Mortgage.

(i)       The interests and rights of Mortgagee under this Mortgage or in any of the other Loan Documents shall not be impaired by any indulgence, including (i) any renewal, extension or modification which Mortgage may grant with respect to any of the Indebtedness, (ii) any surrender, compromise, release, renewal, extension, exchange or substitution which Mortgagee may grant with respect to the Mortgaged Property or any portion thereof; or (iii) any release or indulgence granted to any maker, endorser, guarantor or surety of any of the Indebtedness.

(j)       The rights and remedies herein afforded to Mortgagee and the Lenders shall be cumulative and supplementary to and not exclusive of any other rights and remedies afforded the Mortgagee.

22.       Right of Entry.  In addition to any other rights or remedies granted under this Mortgage, Mortgagee, and its agents, during the Term, shall have the right to enter and inspect the Mortgaged Property during normal business hours.  The cost of such inspections or audits shall be borne by BMC, including the cost of all follow up or additional investigations or inquiries deemed reasonably necessary by Mortgagee.  The cost of such inspections, if not paid for by BMC following demand, shall bear interest thereafter until paid at the highest rate set forth in any of the Notes.

23.         Security Agreement.

(a)       This Mortgage is both a real property mortgage and a "security agreement" within the meaning of the Uniform Commercial Code.  The Mortgaged Property includes both real and personal property and all other rights and interests, whether tangible or intangible in nature, of Mortgagor in the Mortgaged Property.  Mortgagor, by executing and delivering this Mortgage, has granted and hereby grants to Mortgagee, as security for the Indebtedness, a security interest in the Mortgaged Property to the full extent that the Mortgaged Property may be subject to the Uniform Commercial Code (said portion of the Mortgaged Property so subject to the Uniform Commercial Code being called in this paragraph the "Collateral"). This Mortgage shall also constitute a "fixture filing" for the purposes of the Uniform Commercial Code.  As such, this Mortgage covers all items of the Collateral that are or are to become fixtures.  Information concerning the security interest herein granted may be obtained from the parties at the addresses of the parties set forth in the first paragraph of this Mortgage.

(b)       If an Event of Default shall occur, Mortgagee, in addition to any other rights and remedies which it may have, shall have and may exercise immediately and without demand, any and all rights and remedies granted to a secured party upon default under the Uniform Commercial Code, including, without limiting the generality of the foregoing, the right to take possession of the Collateral or any part thereof, and to take such other measures as Mortgagee may deem necessary for the care, protection and preservation of the Collateral.  Upon request or demand of Mortgagee, BMC shall at its expense assemble the Collateral and make it available to Mortgagee at a convenient place acceptable to Mortgagee.  BMC shall pay to Mortgagee on demand any and all expenses, including attorneys' fees and disbursements, incurred or paid by Mortgagee in protecting the interest in the Collateral and in enforcing the rights hereunder with respect to the Collateral.  Any notice of sale, disposition or other intended action by Mortgagee with respect to the Collateral sent to Mortgagor in accordance with the provisions hereof at least ten (10) days prior to such action, shall constitute commercially reasonable notice to BMC.  The proceeds of any disposition of the Collateral, or any part thereof, shall be applied by Mortgagee to the payment of the Indebtedness in such manner as may be provided in the Credit Agreement.  In the event of any change in name, identity or structure of any Mortgagor, such Mortgagor shall notify Mortgagee thereof and promptly after request shall execute, file and record such Uniform Commercial Code forms as are necessary to maintain the priority of Mortgagee's lien upon and security interest in the Collateral, and BMC shall pay all expenses and fees in connection with the filing and recording thereof.  If Mortgagee shall require the filing or recording of additional Uniform Commercial Code forms or continuation statements, Mortgagor shall, at BMC's expense, promptly after request, execute, file and record such Uniform Commercial Code forms or continuation statements as Mortgagee shall deem necessary, and BMC shall pay all expenses and fees in connection with the filing and recording thereof.  Mortgagor hereby irrevocably appoints Mortgagee as its attorney-in-fact, coupled with an interest, to file with the appropriate public office on its behalf any financing or other statements signed only by Mortgagee, as secured party, in connection with the Collateral covered by this Mortgage.

24.       Waiver of Setoff and Counterclaim.  All amounts due under this Mortgage, the Notes and the other Loan Documents shall be payable without setoff, counterclaim or any deduction whatsoever.  Mortgagor hereby waives the right to assert a setoff, counterclaim (other than a mandatory or compulsory counterclaim) or deduction in any action or proceeding in which Mortgagee is a participant, or arising out of or in any way connected with this Mortgage, the Notes, any of the other Loan Documents or the Indebtedness.

25.         Recovery of Sums Required to be Paid.  The Mortgagee shall have the right from time to time to take action to recover any sum or sums which constitute a part of the Indebtedness as the same become due, without regard to whether or not the balance of the Indebtedness shall be due, and without prejudice to the right of Mortgagee thereafter to bring an action of foreclosure, or any other action, for a default or defaults by Mortgagor existing at the time such earlier action was commenced.

26.         Marshalling and Other Matters.  Mortgagor hereby waives, to the extent permitted by law, the benefit of all appraisement, valuation, stay, extension, reinstatement and redemption laws now or hereafter in force and all rights of marshalling in the event of any sale hereunder of the Mortgaged Property or any part thereof or any interest therein.  Further, Mortgagor hereby expressly waives any and all rights of redemption from sale under any order or decree of foreclosure of this Mortgage on behalf of Mortgagor, and on behalf of each and every person acquiring any interest in or title to the Mortgaged Property subsequent to the date of this Mortgage and on behalf of all persons to the extent permitted by applicable law.

27.         Hazardous Substances.  The Mortgagor shall not use, or permit the use of, the Mortgaged Property for the handling, storage, transportation, manufacture, release or disposal of any Hazardous Substances.  In addition, the Mortgagor shall not install or maintain, or permit the installation or maintenance of, any above-ground or underground storage tanks for the storage of petroleum, petroleum by-products or other Hazardous Substances in, about or under the Mortgaged Property unless (a) the Mortgagor has obtained the prior written consent of the Mortgagee for such installation and maintenance and (b) the Mortgagor installs and maintains such above-ground or underground storage tanks in compliance with all applicable Environmental Laws.  Notwithstanding the foregoing, the Mortgagor or any tenant of the Mortgagor may use or store immaterial amounts of commonly known and used materials which may be deemed Hazardous Substances hereunder, provided that any such use or storage (i) does not constitute a remunerative activity of the Mortgagor or any tenant, (ii) is incidental to the Mortgagor's or such tenant's primary use of the Mortgaged Property and does not constitute a primary use thereof, and (iii) complies at all times with all applicable Environmental Laws.  "Hazardous Substances" means any Contaminant (as defined in the Credit Agreement), asbestos, ureaformaldehyde, polychlorinated biphenyls, nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials or substances listed or identified in, or regulated by, any Environmental Laws.  Each of the agreements set forth in Section 7.9 of the Credit Agreement are hereby incorporated by reference herein with the same effect as if such agreements had been set forth herein.

28.         Conflicts with Credit Agreement.  Notwithstanding anything in this Mortgage to the contrary, in the event of a conflict or patent inconsistency between the terms of this Mortgage and the Credit Agreement, the terms of the Credit Agreement shall govern and apply.

29.         Notices.  Any notice, report, demand or other instrument authorized or required to be given or furnished ("Notices") shall be in writing and shall be given as follows:  (a) by hand delivery; (b) by deposit in the United States mail as first class certified mail, return receipt requested, postage paid; (c) by overnight nationwide commercial courier service; or (d) by telecopy transmission (other than for notices of default) with a confirmation copy to be delivered by duplicate notice in accordance with any of clauses (a)- (c) above, in each case, addressed to the party intended to receive the same at the following address(es):

Mortgagee:                   Deutsche Bank Trust Company Americas
233 South Wacker Drive, 84th Floor
Chicago, Illinois  60606
Attn:  John Anos
Telecopy No.:  (312) 993-8162

With a copy to:             Winston & Strawn
35 West Wacker Drive
Chicago, Illinois  60601
Attn.:  Charles B. Boehrer, Esq.
Telecopy No.:  (312) 558-5700

Agency:                        Cortland County Industrial Development Agency
34 Tompkins Street
Cortland,  New York 13045
Attn: Executive Director
Telecopy No.: (607) 756-7901

With a copy to:             Riehlman, Shafer & Shafer
397 Route 281
P.O. Box 430
Tully, New York 13159
Attn:  John P. Sidd, Esq.
Telecopy No.: (315) 696-6019

BMC:                          BMC Industries, Inc.
P.O. Box 189
Kellogg Road
Cortland, New York 13045
Attn: Treasurer

with a copy to:              Jon Dobson, Esq.
Vice President, General Counsel
BMC Industries, Inc.
One Meridan Crossings
Suite 850
Minneapolis, MN 55423
Telecopy No.:  (952) 851-6050

Any party may change the address to which any such Notice is to be delivered, by furnishing ten (10) days written notice of such change to the other parties in accordance with the provisions of this Paragraph 29.  Notices shall be deemed to have been given on the date they are actually received; provided, that the inability to deliver Notices because of a changed address of which no Notice was given, or rejection or refusal to accept any Notice offered for delivery shall be deemed to be receipt of the Notice as of the date of such inability to deliver or rejection or refusal to accept delivery.  Notice for either party may be given by its respective counsel.

30.       Waiver of Notice.  Mortgagor shall not be entitled to any notices of any nature whatsoever from Mortgagee except with respect to matters for which this Mortgage specifically and expressly provides for the giving of notice by Mortgagee to Mortgagor and except with respect to matters for which Mortgagee is required by applicable law to give notice, and Mortgagor hereby expressly waives the right to receive any notice from Mortgagee with respect to any matter for which this Mortgage does not specifically and expressly provide for the giving of notice by Mortgagee to Mortgagor.

31.       Sole Discretion of Mortgagee.  Wherever pursuant to this Mortgage, Mortgagee exercises any right given to it to consent or not consent or approve or disapprove, or any arrangement or term is to be satisfactory to Mortgagee, the decision of Mortgagee to consent or not consent, to approve or disapprove or to decide that arrangements or terms are satisfactory or not satisfactory shall be in the sole discretion of Mortgagee and shall be final and conclusive, except as may be otherwise expressly and specifically provided herein.

32.       Non-Waiver.  The failure of Mortgagee to insist upon strict performance of any term hereof shall not be deemed to be a waiver of any term of this Mortgage.  Mortgagor shall not be relieved of Mortgagor's obligations hereunder by reason of (a) the failure of Mortgagee or Lenders to comply with any request of Mortgagor to take any action to foreclose this Mortgage or otherwise enforce any of the provisions hereof or of the Notes, or the other Loan Documents, (b) the release, regardless of consideration, of the whole or any part of the Mortgaged Property, or of any person liable for the Indebtedness or any portion thereof, or (c) any agreement or stipulation by Mortgagee or Lenders extending the time of payment or otherwise modifying or supplementing the terms of the Notes, this Mortgage or any of the other Loan Documents.  Mortgagee and the Lenders may resort for the payment of the Indebtedness to any other security held by them in such order and manner as they, in their sole discretion, may elect.  Mortgagee and the Lenders may take action to recover the Indebtedness, or any portion thereof, or to enforce any covenant hereof without prejudice to the right of Mortgagee thereafter to foreclosure this Mortgage.  The rights and remedies of Mortgagee under this Mortgage shall be separate, distinct and cumulative and none shall be given effect to the exclusion of the others.  No act of Mortgagee or the Lenders shall be construed as an election to proceed under any one provision herein to the exclusion of any other provision.  Mortgagee and the Lenders shall not be limited exclusively to the rights and remedies herein stated but shall be entitled to every right and remedy now or hereafter afforded at law or in equity.

33.       No Oral Change.  This Mortgage, and any provisions hereof, may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Mortgagor or Mortgagee, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

34.         Liability.  Subject to the provisions contained in Paragraph 55 of this Mortgage, if Mortgagor consists of more than one person, the obligations and liabilities of each such person hereunder shall be joint and several.  Subject to the provisions hereof requiring Mortgagee's consent to any transfer of the Mortgaged Property, this Mortgage shall be binding upon and inure to the benefit of Mortgagor and Mortgagee and their respective successors and assigns forever.

35.         Inapplicable Provisions.  If any term, covenant or condition of this Mortgage is held to be invalid, illegal or unenforceable in any respect, this Mortgage shall be construed without such provision.

36.         Headings, Etc.  The headings and captions of various paragraphs of this Mortgage are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

37.         Definitions.  Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Mortgage may be used interchangeably in singular or plural form and the word "Mortgagor" shall mean "each Mortgagor and any subsequent owner or owners of the Mortgaged Property or any part thereof or any interest therein," the word "Mortgagee" shall mean "Mortgagee and any subsequent Administrative Agent under the Credit Agreement," the word "Notes" shall mean "any of the Notes and any other evidence of indebtedness secured by this Mortgage," the word "person" shall include an individual, corporation, partnership, trust, unincorporated association, government, governmental authority, and any other entity, and the words "Mortgaged Property" shall include any portion of the Mortgaged Property and any interest therein and the words "attorneys' fees" shall include any and all attorneys' fees, paralegal and law clerk fees, including, without limitation, fees at the pre-trial, trial and appellate levels incurred or paid by Mortgagee in protecting its interest in the Mortgaged Property and Collateral and enforcing its rights hereunder.  Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

38.       Actions and Proceedings.  If any action or proceeding be commenced to which action or proceeding Mortgagee is made a party and in which it becomes necessary in the opinion of Mortgagee to defend or uphold the lien of this Mortgage, all sums paid by Mortgagee for the expense of any litigation to prosecute and defend the rights and lien created by this Mortgage, including reasonable counsel fees, costs and allowances, shall, together with interest thereon be a lien on the Mortgaged Property and, subject to the limitations contained in the definition of Secured Indebtedness hereinabove set forth, secured by this Mortgage and shall be collectible in like manner as said indebtedness and shall be paid by BMC upon receipt of an invoice from Mortgagee.

39.       Leases of the Mortgaged Property.  Mortgagor will not enter into any lease(s) for all or any portion of the Mortgaged Property other than the Agency Lease Agreement without the prior written consent of Mortgagee.

40.       Real Property Law.  All covenants hereof, which are in addition to those set forth in Sections 254 and 291-f of the New York Real Property Law, shall be construed as affording to Mortgagee rights additional to, and not exclusive of, the rights conferred under the provisions of said Sections 254 and 291-f.

41.         Successors.  All of the provisions of this Mortgage shall inure to the benefit of Mortgagee and of any subsequent holder of this Mortgage and shall be binding upon Mortgagor and each subsequent owner of the Mortgaged Property.

42.       Effect of Releases.  Mortgagee, without notice, may release any part of the security described herein, or any person or entity liable for any Indebtedness without in any way affecting the lien hereof upon any part of the security not expressly released, and may agree with any party obligated on said Indebtedness or having any interest in the security described herein to extend the time for payment of any part or all of the Indebtedness.  Such agreement shall not in any way release or impair the lien hereof, but shall extend the lien hereof as against the title of all parties having any interest in said security, which interest is subject to said lien, and no such release or agreement shall release any person or entity obligated to pay any Indebtedness.

43.         Mortgagee Not Obligated.  Nothing herein contained shall be construed as making the payment of any insurance premiums, taxes or assessments obligatory upon Mortgagee, although Mortgagee may pay same, or as making Mortgagee liable in any way for loss, damage or injury, resulting from the non-payment of any such insurance premiums, taxes or assessments.

44.       Lien Law.  BMC will, in compliance with Section 13 of the New York Lien Law, receive the advances secured by this Mortgage and will hold the right to receive such advances as a trust fund to be applied first for the purpose of paying the cost of the improvement and will apply the same first to the payment of the cost of the improvement before using any part of the total of the same for any other purpose.

45.       Costs, Expenses and Attorney's Fees.  Should one or more Events of Default occur hereunder, and should an action be commenced for the foreclosure of this Mortgage, Mortgagee shall be entitled to recover all sums due hereunder, statutory costs, and any additional allowances made pursuant to Section 8303(a) of the Civil Practice Law and Rules of the State of New York, and in addition thereto, reasonable attorneys' fees in such proceeding and in all proceedings related thereto necessary to and related to the foreclosing proceeding, and such amount shall be paid by BMC on demand and shall be a lien on the Mortgaged Property prior to any right or title to, interest in or claim upon the Mortgaged Property attaching and accruing subsequent to the lien of this Mortgage, and shall be deemed to be secured by this Mortgage and the indebtedness which it secures.

46.       Entire Agreement. This Mortgage constitutes the entire understanding between Mortgagor and Mortgagee relative to the granting of a mortgage lien on the Mortgaged Property and supersedes any prior writings or oral statements or conversations at any time made or had with respect thereto.

47.         Governing Law; Severability. This Mortgage shall be governed by the law of the jurisdiction in which the Mortgaged Property is located.  In the event that any provision or clause of this Mortgage conflicts with applicable law, such conflict shall not affect other provisions of this Mortgage which can be given effect without the conflicting provision, and to this end, the provisions of this Mortgage are declared to be severable.

48.       Time of the Essence. Time is of the essence with respect to each and every covenant, agreement and obligation of Mortgagor under this Mortgage.

49.         WAIVER OF JURY TRIAL.  MORTGAGOR AND MORTGAGEE HEREBY WAIVE TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS MORTGAGE OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF, OR THE RELATIONSHIP BETWEEN MORTGAGOR AND MORTGAGEE OR ANY OTHER CLAIM OR DISPUTE HOWSOEVER ARISING BETWEEN MORTGAGOR AND MORTGAGEE ARISING UNDER THIS MORTGAGE.

50.       Tax Law Section 253 Statement. This Mortgage does not cover real property principally improved or to be improved by one or more structures containing in the aggregate not more than six residential dwelling units, each having their own separate cooking facilities.

51.         Execution of Counterparts.  This Agreement may be executed in one or more counterparts, any one or all of which shall constitute but one agreement.

52.         No Recourse; Special Obligation.

(a)         The obligations and agreements of the Agency contained herein and any other instrument or document executed in connection therewith or herewith, and any other instrument or document supplemental thereto or hereto, shall be deemed the obligations and agreements of the Agency, and not of any member, officer, director, agent (other than BMC) or employee of the Agency in his individual capacity, and the members, officers, directors, agents (other than BMC) and employees of the Agency shall not be liable personally hereon or thereon or be subject to any personal liability or accountability based upon or in respect hereof or thereof or of any transaction contemplated hereby or thereby.

(b)         The obligations and agreements of the Agency contained herein and therein shall not constitute or give rise to an obligation of the State of New York or Cortland County, New York, and neither the State of New York nor Cortland County, New York shall be liable hereon or thereon, and, further, such obligations and agreements shall not constitute or give rise to a general obligation of the Agency, and Mortgagee shall have no recourse to the Agency other than the Agency's interests in the Mortgaged Property, including, but not limited to, the revenues derived and to be derived from the sale or other disposition of the Real Property.  This Mortgage is specifically subordinate to the exercise by the Agency of the following rights (the "Agency's Reserved Rights") under the Agency Lease Agreement:  The right to (a) receive in its own behalf all opinions of counsel, reports, statements, certificates, insurance policies or binders or certificates, or other communications required to be delivered by BMC to the Agency; (b) grant or withhold any consents or approvals required of the Agency; (c) to enforce or otherwise exercise in its own behalf all agreements of BMC with respect to ensuring that the Mortgaged Property shall always constitute a qualified "project" as defined in and as contemplated by the Act (as that term is defined in the Agency Lease Agreement); (d) to amend with BMC the provisions of the Payment in Lieu of Tax Agreement (as that term is defined in the Agency Lease Agreement); (e) to enforce in its own behalf (or on behalf of the appropriate taxing authorities) the provisions of, and receive amounts payable under the Payment in Lieu of Tax Agreement and Sections 5.3, 8.9, 10.2 and 10.4 of the Agency Lease Agreement; (f) to be indemnified pursuant to Section 8.2 of the Agency Lease Agreement; (g) to terminate the Agency Lease Agreement in accordance with its terms; and (h) to reconvey the Mortgaged Property to Borrower in accordance with the terms of the Agency Lease Agreement.  The Agency's Reserved Rights are not pledged to the Mortgagee hereunder and are reserved to the Agency and the contractual obligations of BMC with respect to the Agency's Reserved Rights shall survive a foreclosure of this Mortgage.

(c)         No order or decree of specific performance with respect to any of the obligations of the Agency hereunder shall be sought or enforced against the Agency unless (1) the party seeking such order or decree shall first have requested the Agency in writing to take the action sought in such order or decree of specific performance, and thirty (30) days shall have elapsed from the date of receipt of such request, and the Agency shall have refused to comply with such request (or, if compliance therewith would reasonably be expected to take longer than thirty (30) days, shall have failed to institute and diligently pursue action to cause compliance with such request within such ten day period) or failed to respond within such notice period, (2) if the Agency refuses to comply with such request and the Agency's refusal to comply is based on its reasonable expectation that it will incur fees and expenses, the party seeking such order or decree shall have placed in an account with the Agency an amount or undertaking sufficient to cover such reasonable fees and expenses, and (3) if the Agency refuses to comply with such request and the Agency's refusal to comply is based on its reasonable expectation that it or any of its members, officers, agents (other than BMC) or employees shall be subject to potential liability, the party seeking such order or decree shall (a) agree to indemnify, defend and hold harmless the Agency and its members, officers, directors, agents (other than BMC) and employees against any liability incurred as a result of its compliance with such demand, and (b) if requested by the Agency, furnish to the Agency satisfactory security to protect the Agency and its members, officers, directors, agents (other than BMC) and employees against all liability expected to be incurred as a result of compliance with such request.  Any failure to provide the indemnity and/or security required in this Section 52(c) shall not affect the full force and effect of an Event of Default hereunder.

53.         New York State Specific Provisions.

(a)         Inconsistencies.  In the event of any inconsistencies between the terms and conditions of this Section 53 and the other provisions of this Mortgage, the terms and conditions of this Section 53 shall control and be binding.

(b)         Insurance.  The provisions of subsection 4 of Section 254 of the New York Real Property Law covering the insurance of buildings against loss by fire shall not apply to this Mortgage.  In the event of any conflict, inconsistency or ambiguity between the provisions of this Mortgage and the provisions of subsection 4 of Section 254 of the New York Real Property Law covering the insurance of buildings against loss by fire, the provisions of the Mortgage shall control.

(c)      Leases.  Mortgagee shall have all of the rights against lessees of the Mortgaged Property set forth in Section 291-f of the Real Property Law of New York.

(d)         Statutory Construction.  The clauses and covenants contained in this Mortgage that are construed by Section 254 of the New York Real Property Law shall be construed as provided in those sections (except as provided in Section 53(b)).  The additional clauses and covenants contained in this Mortgage shall afford rights supplemental to and not exclusive of the rights conferred by the clauses and covenants construed by Section 254 and shall not impair, modify, alter, or defeat such rights (except as provided in Section 53(b)), notwithstanding that such additional clauses and covenants may relate to the same subject matter or provide for different or additional rights in the same or similar contingencies as the clauses and covenants construed by Section 254.  The rights of Mortgagee arising under the clauses and covenants contained in this Mortgage shall be separate, distinct, and cumulative and none of them shall be in exclusion of the others.  No act of Mortgagee or any of the Lenders shall be construed as an election to proceed under any one provision herein to the exclusion of any other provision, anything herein or otherwise to the contrary notwithstanding.  In the event of any inconsistencies between the provisions of Section 254 and the provisions of this Mortgage, the provisions of this Mortgage shall prevail.

(e)      Power of Sale.  Upon the occurrence of an Event of Default, Mortgagee shall have the right to sell the Mortgaged Property, including, without limitation, by exercise of any and all rights and remedies available under Article 14 of the New York Real Property Actions and Proceedings Law (the "RPAPL").  Any deed or deeds executed and delivered in connection with the sale or sales of the Mortgaged Property pursuant to Article 14 of the RPAPL shall be in the form provided in Article 14 of the RPAPL.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Mortgage has been duly executed as of the 27th day of September, 2002.

BMC INDUSTRIES, INC.

By:  /s/Bradley D. Carlson
                               Bradley D. Carlson

CORTLAND COUNTY INDUSTRIAL DEVELOPMENT AGENCY

By:  /s/Paul F. Slowey
                               Paul F. Slowey

STATE OF MINNESOTA	)
	)	SS.:
COUNTY OF HENNEPIN	)

On the 25th day of September in the year 2002, before me, the undersigned, personally appeared  Bradley D. Carlson, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual or the person upon behalf of which the individual acted, executed the instrument, and that such individual made such appearance before the undersigned in the City of Minneapolis.

/s/Julie K. Uhrich
                        Notary Public

STATE OF NEW YORK	)
	)	SS.:
COUNTY OF CORTLAND	)

On the 23rd day of September in the year 2002, before me, the undersigned, personally appeared PAUL F. SLOWEY, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual or the person upon behalf of which the individual acted, executed the instrument.

/s/Edwin J. Kelley Jr.
                        Notary Public

EXHIBIT "A"

PARCEL 1

ALL THAT TRACT OR PARCEL OF LAND, situate in the Town of Cortlandville, City of Cortland, County of Cortland and State of New York, being part of Lot No. 76 in said Town, bounded and described as follows:

BEGINNING at a point in the centerline of Kellogg Road at its intersection with the south line of lands of the Erie-Lackawanna Railway Company (Cincinnatus Branch), reputed owner; thence running North 73° 47' 50" West along said south line of the Railway Company, a distance of 78.72 feet to a point; thence continuing westerly along said south line along the arc of a circle to the right having a radius of 1781.78 feet and a central angle of 17° 58' 20", a distance of 558.90 feet to a point; thence continuing along said south line North 55° 49' 20" West, a distance of 1135.06 feet to a point in the northeast corner of lands of The Grand Union Company, reputed owner; thence running South 8° 07' 15" West along the easterly line of The Grand Union Company, reputed owner, a distance of 1153.23 feet to a point in the north line of lands of The Erie-Lackawanna Railway Company (formerly known as The Syracuse, Binghamton and New York Railroad Company), reputed owner; thence running along said north line of the Railway Company South 44° 11' 30" East, a distance of 1637.37 feet to a point; thence continuing along said north line of the Railway Company South 46° 02' 40" East, a distance of 210.40 feet to a point; thence running North 60° 24' 10" East, a distance of 1129.21 feet to a point in the centerline of Kellogg Road, said point also being the northwesterly corner of lands of Richard Reeves and Elizabeth Reeves, reputed owners; thence running North 30° 29' 40" West along said centerline of Kellogg Road, a distance of 1169.32 feet to the place of beginning.

PARCEL II

ALL THAT TRACT OR PARCEL OF LAND, situate in the City of Cortland, County of Cortland and State of New York, being part of Lot No. 76 in said City, bounded and described as follows:

BEGINNING at a point in the south line of lands of The Erie-Lackawanna Railway Company (formerly known as The Syracuse, Binghamton and New York Railroad Company), reputed owner, said point being an angle point in said south line, said point being located a distance of 356.01 feet southeasterly from a point opposite the southwest corner of the parcel above described; thence running North 44° 11' 30" West along said south line of the Railway Company, a distance of 629.13 feet to a point, said point being designated as Station 13123+58.1, 1° Cv. R on a Map entitled "Station Map - Lands of The Syracuse, Binghamton and New York R.R. Co." dated April 2, 1915; thence running northwesterly along the arc of a circle to the right having a radius of 5770.58 feet and a central angle of 5° 04' 55", a distance of 511.83 feet to a point, said point also being the intersection of said south line of the Railway Company and the division line between Great Lots No. 75 and 76; thence running South 8° 10' 40" West along the west line of Lot No. 76, a distance of 959.61 feet to a point; thence running South 81° 49' 20" East, a distance of 700.00 feet to a point; thence running North 45° 48' 30" East, a distance of 309.90 feet to the place of beginning.

 Said premises being more particularly described as follows:

PARCEL I

ALL THAT TRACT OR PARCEL OF LAND, situate in the Town of Cortlandville, City of Cortland, County of Cortland and State of New York, being part of Lot No. 76 in said Town, bounded and described as follows:

BEGINNING at a point in the centerline of Kellogg Road, said point also being the southerly line of lands formerly owned by the Lehigh Valley Railroad, now owned by the City of Cortland; thence running North 72° 50' 40" West along said southerly line of the former Railroad a distance of 78.82 feet to a point of curvature; thence running northwesterly along the arc of a circle to the right, having a radius of 1781.78 feet, a central angle of 17° 58' 20" and an arc length of 558.90 feet to a point, said arc having a chord length of 556.61 feet at North 63° 51' 30" West; thence running North 54° 52' 20" West along said southerly line of the former Railroad, a distance of 1135.07 feet to a point marked by an existing iron pipe; thence running South 09° 04' 25" West a distance of 1153.23 feet to a point marked by an existing iron rod found in the northerly line of lands of Conrail; thence running South 43° 14' 20" East along said northerly line of the Railroad a distance of 1637.37 feet to an angle point in said line; thence running South 45° 05' 30" East along said northerly line of the Railroad a distance of 210.40 feet to a point; thence running North 61° 21' 20" East along the westerly line of lands of Westendorf, reputed owner per deed filed at Document #1999-4963, a distance of 1129.21 feet to a point in the centerline of the aforementioned Kellogg Road; thence running North 29° 32' 40" West along said centerline of Kellogg Road a distance of 1169.32 feet to the place of Beginning and containing 64.255 acres (2,798,937 square feet) more or less of land.

PARCEL II

ALL THAT TRACT OR PARCEL OF LAND, situate in the City of Cortland, County of Cortland and State of New York, being part of Lot No. 76 in said City, bounded and described as follows:

BEGINNING at a point in the southerly line of lands of Cortland County Industrial Development Agency, reputed owner per deed filed at Liber 506, Page 235 (formerly Erie Lackawanna Railroad), said point also being in the division line between Military Lots 76 and 75; thence running southeasterly along said southerly line of the Railroad, along the arc of a circle to the left, having a radius of 5770.58 feet, a central angle of 05° 04' 55" and an arc length of 511.82 feet to a point of tangency in said line, said arc having a chord length of 511.65 feet at South 40° 41' 54" East; thence running South 43° 14' 20" East along said southerly line of the Railroad, a distance of 629.13 feet to a point; thence running South 46° 45' 40" West a distance of 309.90 feet to a point; thence running North 80° 52' 10" West a distance of 700.00 feet to a point in the westerly line of Military Lot 76; thence running North 09° 07' 50" East along said division line between Military Lots 76 and 75, a distance of 959.61 feet to the place of Beginning and containing 11.558 acres (503,479 square feet) more or less of land.